Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and between

AMERICAN BURGER MOREHEAD, LLC

a North Carolina limited liability company

and

CHANTICLEER HOLDINGS, INC.,

a Delaware corporation,

and

THE BURGER COMPANY,

a North Carolina limited liability company

____________________________

Dated September 9, 2014

____________________________

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the "Agreement") is entered into as of September 9, 2014, by and between The Burger Company, LLC, a North Carolina limited liability company (the "Seller"), American Burger Morehead LLC, a North Carolina limited liability company (the "Purchaser") and Chanticleer Holdings, Inc., a Delaware corporation (the "Parent").

Recitals

WHEREAS, the Seller is engaged in the fast casual hamburger restaurant business under the name “The Burger Company” (the "Business"); and

WHEREAS, upon and subject to the terms and conditions set forth herein, the Seller proposes to sell to the Purchaser, and the Purchaser proposes to purchase from the Seller, the Transferred Assets (defined in Section 1.1 below) used or held for use by the Seller in the conduct of the Business and all of the assets needed to conduct the Business after the Closing, and the Purchaser proposes to assume certain of the disclosed liabilities and obligations of the Seller related to the Business.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, each party hereby agrees as follows:

Agreement

1.  SALE OF TRANSFERRED ASSETS; RELATED TRANSACTIONS.

1.1  Sale of Transferred Assets; Excluded Assets. The Seller shall sell, assign, transfer, convey and deliver to the Purchaser at the Closing (as defined in Section 1.8) the Transferred Assets (as defined below), free of any encumbrances ("Encumbrances"), on the terms and subject to the conditions set forth in this Agreement. For purposes of this Agreement, "Transferred Assets" means the following assets, provided, however, that the Transferred Assets shall not include any excluded assets identified on Part 1.1 of the Disclosure Schedule ("Excluded Assets"):

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(a)  All business assets, inventory, equipment and fixtures, recipes, telephone numbers, websites, other intangible assets of the business as set forth on Part 1.1(a) of the Disclosure Schedule;

(b)  all marketing contact and lead databases data possessed by the Seller that primarily relates to the Business;

(c)  all intellectual property and intellectual property rights relating to The Burger Company, including patents, trademarks, copyrights and all other intellectual property, which may require consent to assignment, as more specifically identified in Part 1.1(c) of the Disclosure Schedule and all goodwill of the Seller related to any of the foregoing (the “Proprietary Rights”);

(d)  all rights of the Seller under those Seller contracts identified in Part 1.1(d) of the Disclosure Schedule (the “Seller Contracts”);

(e)  all rights of the Seller under the Third Party Software licenses identified in Part 1.1(e) of the Disclosure Schedule;

(f)  all rights of the Seller in those Seller Contracts for marketing, PR relationships, tradeshow space and booths, analyst relationships and other fully or partially paid for marketing activities that primarily relate to the Business identified in Part 1.1(f) of the Disclosure Schedule;

(g)  all historical support and other related CRM data exclusively pertaining to the Business identified in Part 1.1(g) of the Disclosure Schedule;

(h)  all Governmental Authorizations (as hereinafter defined) and licensing identified in Part 2.11(b) of the Disclosure Schedule;

(i)  all claims (including claims for past infringement or misappropriation of Intellectual Property or Intellectual Property Rights and claims for breach or other violation of any Seller Contract) and causes of action of the Seller against other Persons (regardless of whether or not such claims and causes of action have been asserted by the Seller) to the extent that they pertain to the Business, and all rights of indemnity, warranty rights, rights of contribution, deposits, prepayments, rights to refunds, rights of reimbursement and other rights of recovery possessed by the Seller (regardless of whether such rights are currently exercisable) to the extent that they relate to the Business; however, notwithstanding the foregoing, the Seller retains its rights to such claims and causes of action described above that (a) arise prior to Closing and affect the Seller’s business and (ii) arise post-Closing (solely to the extent they are required to protect any of the Seller’s rights in its ongoing business operations);

(j)  all proceeds under any insurance policies (other than any director and officer policies) payable with respect to Claims arising out of, or in connection with, the Transferred Assets or the Assumed Liabilities (as defined in Section 1.4(a)), to the extent such Claims pertain to matters which arose prior to the Closing;

(k) all books, records, files and data of the Seller that exclusively pertain to the Business, including any files relating to the Transitioning Employees; and

(l)  all goodwill of the Business.

1.2  Agreements Relating to Transfer of Transferred Assets. The Seller and the Purchaser agree that all of the Transferred Assets that can be transmitted to the Purchaser electronically will be so delivered to the Purchaser promptly following the Closing.

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1.3  Purchase Price.

(a)  As consideration for the sale, assignment, transfer, conveyance and delivery of the Transferred Assets to the Purchaser:

(i) at the Closing, the Purchaser shall pay or cause to be paid to the Seller a total of Five Hundred and Fifty Thousand Dollars ($550,000.00), consisting of Two Hundred and Fifty Thousand Dollars ($250,000.00) payable in cash by certified check or wire transfer of immediately available funds to an account provided to the Purchaser by the Seller and shares of common stock of the Parent, trading under symbol "HOTR" on the Nasdaq Capital Market, in an amount equal to Three Hundred Thousand Dollars ($300,000.00) (the "Stock Consideration") to be issued as follows to BCD Development Properties, LLC; provided, however, that Fifty-Five Thousand Dollars ($55,000.00) of such Stock Consideration (the "Escrowed Shares") shall be subject to the terms of an escrow agreement (the "Escrow Agreement") in the form annexed hereto as Exhibit A; and provided further that the Stock Consideration shall be valued at a price per share equal to the Value Weighted Average Price ("VWAP") of the Parent’s Common Stock listed on the NASDAQ Stock Market for the five (5) Business Days prior to the Closing.

(ii) At the Closing, the Purchaser shall assume the Assumed Liabilities (as defined in Section 1.4(a)).

(iii) The Seller shall retain a ten percent (10%) interest ("Seller’s Net Profits") in the Net Profits of the division of the Purchaser relating solely to the Business (operated under the name of Purchaser’s choosing) provided, however that the Business may be operated within and by a division of the Purchaser, and such Seller’s Net Profits shall be distributed to the Seller in the same manner and upon any distribution of the Net Profits to the Purchaser. The term "Net Profits" means the net profits of the division of the Purchaser relating solely to the Business (operated under the name of Purchaser’s choosing) as prepared by the Purchaser’s regularly retained independent accountants whose determination shall be final and binding.

1.4  Assumption of Liabilities.

(a)  For purposes of this Agreement, "Assumed Liabilities" shall mean only the following liabilities of the Seller:

(i)  all obligations of the Seller under each of the Contracts identified on Part 1.4(a) of the Disclosure Schedule for the period commencing on the Closing Date until such time as such a Contract is subject to a valid consent to assignment to Purchaser, in which case all obligations of the Seller under such Contract shall constitute “Assumed Liabilities” hereunder without further action; for purposes of clarification, such obligations shall not include those obligations of Seller under such Contracts for the period prior to the Closing Date;

(ii)  the obligations or liabilities of the Seller as of the Closing Date for attributable to any Transitioning Employees who elect to have such amounts transition to the Purchaser; in amounts (with respect to each Transitioning Employee) not to exceed the amounts set forth in Part 1.4(a) of the Disclosure Schedule; provided, further, that such amounts shall not exceed the maximum amounts allowable under the current vacation policies of the Purchaser (it being understood that any accrued paid time off in excess of such maximums will be paid out by Seller upon such employee’s termination of employment with Seller); and

(iii)  subject to the limitations set forth above in subsection 1.4(a)(i), all obligations and liabilities of the Business arising after the Closing.

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(b)  Notwithstanding the foregoing, and notwithstanding anything to the contrary contained in this Agreement, the "Assumed Liabilities" shall not include any liability not specifically assumed and the Purchaser shall not be required to assume or to perform or discharge:

(i)  any Liability of any other Person, except for the Liabilities of the Seller as specified in Part 1.4(a) of the Disclosure Schedule;

(ii)  any Liability of the Seller arising from or relating to the period prior to the Closing, including without limitation any claim or legal proceeding against the Seller relating to Claims arising prior to the Closing;

(iii)  any Liability of Seller that does not pertain exclusively to the Business,

(iv)  any Liability of the Seller for the payment of any Loan or Tax, including any bank loans in the name of the Business or Transfer Taxes allocated to the Seller as provided in Section 1.6);

(v)  any Liability of the Seller arising from or related to the pre-Closing employment of any Transitioning Employee (other than the Liabilities assumed pursuant to Section 1.4(a)(ii) (relating to accrued paid time off for certain Transitioning Employees);

(vi)  any Liability of the Seller arising from or related to the employment or termination of any Seller Employee who is not a Transitioning Employee; or

(vii)  Any Liability that is an obligation that may not be deductible under Section 280G of the Code or that could result in the imposition of additional Taxes under Section 409A of the Code.

1.6  Allocation. Within thirty (30) days following the Closing and subject to the reasonable approval of the Seller, the Purchaser shall prepare an allocation of the consideration referred to in Section 1.1 among the Transferred Assets. The allocation referred to in the preceding sentence shall be made in accordance with: (a) the reasonable fair market values of the respective Transferred Assets and (b) the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations thereunder, and shall be binding, to the extent not in conflict with applicable Legal Requirements, upon the Purchaser and the Seller for all Tax purposes. The Purchaser and the Seller each further agrees to file, as applicable, its respective U.S. federal income tax returns and, to the extent not in conflict with applicable law, its respective other Tax Returns reflecting such allocation, Form 8594 and any other required reports by Section 1060 of the Code, in accordance with said allocation

1.7  Transfer Taxes. All sales, use, value-added, gross receipts, excise, registration, stamp duty, transfer or other similar taxes or governmental fees ("Transfer Taxes") imposed or levied by reason of, in connection with or attributable to this Agreement and the transactions contemplated hereby shall be borne 100% by the Purchaser. The parties hereto shall cooperate, to the extent reasonably requested and permitted by applicable legal requirements, in minimizing any such Transfer Taxes, including but not limited to the transfer by remote electronic transmission of all Transferred Assets capable of being so transmitted in accordance with Section 1.2.

1.8  Closing. The execution, delivery and closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Purchaser at 11220 Elm Lane, Suite 203; Charlotte, North Carolina 28277, at a time to be agreed upon by the Purchaser and the Seller on September __, 2014 (the "Closing Date"). At the Closing, the Purchaser shall have delivered to the Seller those documents specified in Section 6.1 hereof, and the Seller shall have delivered to the Purchaser those documents specified in Section 6.2 hereof.

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1.9 Assignment of Lease to Premises. On the Closing Date, the Seller shall assign its interest in the lease for the property located at 1500 West Morehead Street, Suite C, Charlotte, North Carolina (the "Lease") to the Purchaser in a form agreeable to all parties as well as to Summit Avenue West Morehead, LLC (the "Landlord"). Seller shall be responsible for any payments or fees owed pursuant to the Lease that arose prior to the Closing Date.

2.  REPRESENTATIONS AND WARRANTIES OF THE SELLER.

The Seller represents and warrants to the Purchaser and Parent, subject to the exceptions set forth in the Disclosure Schedule, as follows:

  2.1  Incorporation, Power and Authority.

(a)  The Seller has been duly organized and is validly existing and in good standing, under the laws of the jurisdiction of its organization. The Seller has full power and authority: (i) to execute, deliver and perform this Agreement and the other Transactional Agreements; (ii) conduct the Business as of the date hereof in the manner in which it is currently being conducted; and (iii) to own and use the Transferred Assets in the manner in which such assets are currently owned and used.

(b)  The Seller is qualified, licensed or admitted to do business in the State of North Carolina and under the laws of all other jurisdictions where the property owned, leased or operated by it or the nature of its business requires such qualification, license or admission and where the failure to be so qualified, licensed or admitted would have a Material Adverse Effect (as hereinafter defined).

2.2  Records. The books of account and other records of the Business of the Seller that have been provided to Purchaser (the "Financial Records") are accurate, up to date and complete in all material respects, and have been maintained in accordance with prudent business practices. The Financial Records fairly present the results of operations of the Business in all material respects over the periods reflected therein.

2.3  Financial Controls. The Seller maintains accurate books and records relating to the Business that reflect its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management's authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Business and to maintain accountability for the Business' consolidated assets; (iii) access to the Business' assets is permitted only in accordance with management's authorization; and (iv) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

2.4  Absence of Changes. Except as set forth in Part 2.4 of the Disclosure Schedule and since June 30, 2014 (a) there has not been any Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances that have occurred or arisen, could reasonably be expected to have or result in a Material Adverse Effect; (b) there has not been any material loss, damage or destruction to any of the assets of the Business (whether or not covered by insurance); (c) the Seller has not made any capital expenditure primarily relating to the Business that exceeds $50,000; (d) the Seller has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other Indebtedness relating to the Business; (e) other than the Transactions contemplated by this Agreement, the Seller has not entered into any material transaction outside the ordinary course of business or inconsistent with past practices with respect to the Business; (f) other than as contemplated by this Agreement, Seller has not sold or licensed any portion of the Business (including any tangible or intangible assets) other than in the ordinary course of business; (g) other than the Transactional Agreements, the Seller has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases and licenses) primarily related to the Business and outside the ordinary course of business; (h) no party to any contract involving the Business has accelerated, terminated, modified, or cancelled any agreement, contract, lease or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000; (i) Seller has not delayed or postponed the payment of accounts payable or other Liabilities pertaining to the Business; (j) other than as contemplated by this Agreement, Seller has not transferred, assigned or granted any license or sublicense with respect to Proprietary Rights pertaining to the Business, except in the ordinary course of business; (k) other than as contemplated by this Agreement, Seller has not granted any increase in the base compensation of any of the officers or managers of the Business who are Transitioning Employees or made any other material change in the terms of their employment, except in the ordinary course of business; (l) the Seller has not discharged a material Liability or Encumbrance pertaining to the Business outside of the ordinary course of business; (m) Seller has not paid any amount to any third party with respect to any Liability pertaining to the Business that would not constitute an Assumed Liability if in existence as of the Closing; and (n) the Seller has not agreed or committed to take any of the actions referred to in clauses "(c)" through "(m)" of this sentence with respect to the Business. "Material Adverse Effect" means any change or condition of any character in the Assets including, without limitation, the financial condition, results of operations or prospects of the Business which, individually or in the aggregate, had or could reasonably be expected to have a material adverse effect on the revenues, financial condition, results of operations, properties, assets or prospects of the Business. For purposes of this Agreement, "Transitioning Employees" means any employee of the Seller who accepts an employment offer made by the Purchaser or any affiliate of the Purchaser, or otherwise becomes an employee of the Purchaser or any affiliate of the Purchaser, at or in conjunction with the Closing.

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2.5  Title to Assets. The Seller owns, and has good and valid title to the Transferred Assets. All of said assets are owned by the Seller free and clear of any Encumbrances, except for (i) any lien for current Taxes not yet due and payable and (ii) Encumbrances described in Part 2.5 of the Disclosure Schedule, which Encumbrances will be released at the Closing.

2.7  Customers. The Seller has not received any written notice or other written communication indicating that any development partner of the Business may cease dealing with the Seller or may otherwise reduce the volume of business transacted by such Person with the Business substantially below the level of business in the most recent 12-month period.

2.8  Equipment; Leasehold. Part 2.8 of the Disclosure Schedule accurately identifies all restaurant equipment, development or test/build devices, Point of Sale (POS) Systems, and personal computers and storage devices and other associated electronic equipment used exclusively in the conduct of the Business. Part 2.8 of the Disclosure Schedule also accurately identifies all leased tangible assets used exclusively in the conduct of the Business. Each asset identified or required to be identified in Part 2.8 of the Disclosure Schedule: (i) in good condition and repair (ordinary wear and tear excepted); (ii) is being operated and otherwise used in material compliance with, all applicable legal requirements; and (iii) is adequate and appropriate for the uses to which it is being put. The Seller has the right under valid and existing leases or other agreements to occupy and use all leased real property which it uses in the conduct of the Business.

2.9  Intellectual Property. Set forth in Part 2.9 of the Disclosure Schedule is a complete and accurate list of all patents, registered copyrights, trademarks, trade names, trade secrets and all other intellectual property in which the Seller has proprietary rights and which relates to the Business (hereinafter referred to as the "Proprietary Rights") and all licenses, sublicenses or other agreements with respect thereto. The Seller owns all of the Proprietary Rights and to the best of Seller’s knowledge, the use of such Proprietary Rights does not infringe upon the rights of any other person or entity. The Seller has not received any notice of a claim of such infringement nor was any such claim the subject of any action, suit or proceeding involving the Seller. The Seller has no knowledge of any infringement or improper use by any third party of the Proprietary Rights, nor has the Seller instituted any action, suit or proceeding in which an act constituting an infringement of any of the Proprietary Rights was alleged to have been committed by a third party. Except as set forth in Part 2.9 of the Disclosure Schedule, Seller has the right to convey, assign and/or license, as appropriate, the Proprietary Rights pertaining to the Business and the Transferred Assets.

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2.10  Contracts. Part 2.10 of the Disclosure Schedule identifies each Seller Contract that constitutes a "Material Contract." For purposes of this Agreement, each of the following shall be deemed to constitute a "Material Contract":

(i)  any Seller contract (A) that relates to the employment of, or the performance of services by any Seller employee, (B) pursuant to which the Seller is or may become obligated to make any severance, termination or similar payment to any Seller employee, or (C) pursuant to which the Seller is or may become obligated to make any bonus, commission or similar payment (other than payments constituting base salary) to any Seller employee;

(ii)  any Seller Contract imposing any material restriction on the right or ability of the Seller (A) to compete with, or solicit any customer of, any other person, (B) to acquire any product or other asset or any services from any other person, (C) to solicit, hire or retain any person as an employee, consultant or independent contractor, (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other person, (E) to perform services for any other person, or (F) to transact business with any other person;

(iii)  any Seller Contract relating to the acquisition, sale, spinoff or outsourcing of any business unit or operation or any product line;

(iv) any Seller Contract creating or involving any agency relationship (including sales representative agreements), distribution or reseller arrangement or franchise relationship;

(v) any Seller Contract imposing any encumbrance with respect to any Transferred Asset;

(vi)  any Seller Contract creating any partnership or joint venture or any sharing of revenues, profits, losses or costs, other than any Seller Contracts relating to employment;

(vii)  to the extent it exclusively relates to the Business, any Seller Contract involving the lease of real or personal property;

(viii)  any Seller Contract with a term of more than 60 days and that may not be terminated by the Seller (without penalty) within 60 days after the delivery of a termination notice by the Seller;

(ix)  any Seller Contract under which the transactions as contemplated hereunder would give rise to or expand any rights in favor of, or any obligations on the part of, the Seller or any other person; and

(x)  any Seller Contract that could reasonably be expected to have or result in a material adverse effect on (A) the assets, liabilities, results of operations or financial performance of the Business or (B) the ability of the Seller to perform any of its obligations under this Agreement.

The Seller has made available to Purchaser an accurate and materially complete copy of each Seller Contract that constitutes a Material Contract.

(b) (i) The Seller is not in material violation, breach or default under any Material Contract, and, to Seller’s Knowledge, no other party to any such Material Contract is in violation, breach or default under, any Material Contract; and (ii) to the Knowledge of the Seller, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to (A) result in a material violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Material Contract, (D) give any Person the right to accelerate the maturity or performance of any Material Contract, or (E) give any Person the right to cancel, terminate or modify any Material Contract; and (iii) the Seller has not received any written notice regarding any violation or breach of, or default under, any Material Contract. For purposes hereof, “Seller's knowledge” or “the best of the Seller's knowledge” shall mean the knowledge of the Seller and any manager, officer and/or employee of the Seller, and shall include information which such individuals actually knew or should have known through the performance of the duties of such individuals in a manner that is customary in the industry including the Business.

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2.11  Compliance with Legal Requirements; Governmental Authorizations.

(a)  The Seller is in compliance in all material respects with all applicable legal requirements with respect to the Business and the Transferred Assets. Except as set forth in Part 2.11(a) of the Disclosure Schedule, the Seller has not received any notice or other communication (in writing or otherwise) writ, judgment, injunction, decree, statute, law, rule, regulation or ordinance of any court or governmental, quasi-governmental or regulatory department or authority ("Governmental Authority") or other Person regarding any actual or possible violation of, or failure to comply with, any legal requirement with respect to the Business.

(b)  The Seller has made available to the Purchaser accurate and complete copies of any and all authorizations provided by Governmental Authorities (the "Governmental Authorization"). The Governmental Authorizations and/or licenses are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Seller to conduct the Business in the manner in which the Business is currently being conducted. Such Governmental Authorizations will be transferred to Purchaser upon completion of the transactions contemplated herein, including the assignments contemplated therein. The Seller has not received any notice or other communication (in writing or otherwise) from any Governmental Authority regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorizations, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization. No Governmental Body has at any time challenged in writing the right of the Seller to conduct the Business as currently conducted.

2.12  Tax Matters.

(a)  The Seller (i) has timely paid all Taxes it is required to pay and (ii) has timely filed all required Tax Returns ("Seller Returns") concerning or attributable to the Transferred Assets or the Business and such Seller Returns are true and correct and were completed in accordance with applicable legal requirements.

(b)  The Seller has timely paid or withheld with respect to the employees of the Seller (and timely paid over any withheld amounts to the appropriate Taxing authority) all federal and state income Taxes and Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld or paid.

(c)  The Seller does not know of any basis for the assertion of any claim or lawsuit for any liabilities for unpaid Taxes for which the Purchaser would become liable as a result of the transactions contemplated by this Agreement or that would result in any Encumbrance on any of the Transferred Assets.

(d)  There are no Encumbrances with respect to any Taxes upon any of the Transferred Assets, other than with respect to Taxes not yet due and payable.

(e)  Notwithstanding a certain tax obligation(s) that Seller has to the Internal Revenue Service relating to an operation of Seller that was closed prior to Closing and which was disclosed to the Purchaser, to the extent applicable to the Transferred Assets or the Purchaser’s ownership of the Transferred Assets or operation of the Business, the Seller has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Seller, nor has the Seller executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax.

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(f)  With respect to the Business, the Seller has no Tax holidays or similar Governmental Authority tax incentives relating or available to the Seller. The Transactions will not have an adverse effect on the availability of any such Tax holiday or incentive prior to the Closing Date. To the extent applicable to the Transferred Assets or the Purchaser’s ownership of the Transferred Assets or operation of the Business, (i) no audit or other examination of any Seller Return is presently in progress, nor has the Seller been notified of any request for such an audit or other examination; (ii) no adjustment relating to any Seller Return has been proposed formally or, to the Knowledge of the Seller, informally by a Governmental Body to the Seller or any representative thereof; and (iii) no Claim is pending by a Governmental Body in a jurisdiction where the Seller does not file Seller Returns that it is or may be subject to taxation by that jurisdiction.

(h)  None of the Assumed Liabilities is an obligation to make a payment that may not be deductible under Section 280G of the Code or that could result in the imposition of additional Taxes under Section 409A of the Code as a result of the transactions contemplated by this Agreement.

2.13  Employee and Labor Matters; Benefit Plans.

(a)  Part 2.13(a) of the Disclosure Schedule sets forth a complete and accurate list of each Transitioning Employee and independent contractor of the Seller that are currently providing services to the Seller with respect to the Business (including any such individual who is on a leave of absence) To the extent applicable, Part 2.13(a) of the Disclosure Schedule also sets forth:

(i)  the name, title and date of hire of each individual;

(ii)  each individual's annual base salary and target bonus opportunity as of the date of this Agreement, or, in the case of an independent contractor, the terms of compensation of such independent contractor;

(iii)  each individual's accrued and unused vacation; and

(iv)  in the case of any individual that is an independent contractor, a brief description of such independent contractor's duties and responsibilities to the Seller.

(b)  To the Knowledge of the Seller: (i) no Transitioning Employee intends to terminate his or her employment with the Seller (other than by virtue of the transactions contemplated by this Agreement); and (ii) no Transitioning Employee is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have a material adverse effect on: (A) the performance by such employee of any of his or her duties or responsibilities as an employee of the Seller; or (B) the Business with respect to the Transitioning Employees.

(c)  Except as set forth in Part 2.13(c) of the Disclosure Schedule, with respect to any Transitioning Employee, the Seller is not a party to or bound by any employment agreement or any union contract, collective bargaining agreement or similar Contract.

(d)  There has not been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Transitioning Employees. There is not now pending, and, to the knowledge of the Seller, no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute with respect to the Business. There are no actions, suits, Claims, labor disputes or grievances pending or, to the Knowledge of the Seller, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Transitioning Employee, including charges of unfair labor practices or discrimination complaints.

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(e)  Part 2.13(e) of the Disclosure Schedule contains an accurate and complete list as of the date hereof of each Seller employee plans and each Seller employee agreement, in each case as relates to any of the Transitioning Employees. With respect to any Seller employee plan: (i) such plan is, and at all times since inception has been, maintained, administered, operated and funded in all material respects in compliance with its terms and the requirements of any and all applicable laws, statutes, orders, rules and regulations, including, without limitation, ERISA, the Code and the regulations issued there under; and (ii) the Seller has in all material respects properly performed all obligations, whether arising by operation of law or contract, required to be performed by any of them in connection with such Plan.

(f)  Neither the Seller nor its ERISA Affiliates have ever maintained, established, sponsored, participated in, or contributed to any Seller Employee Plan that: (i) is subject to Title IV of ERISA; (ii) is a "multiemployer plan" within the meaning of Section 3(37) of ERISA; or (iii) promises or provides retiree medical or other retiree welfare benefits to any Person other than as required under COBRA or other applicable legal requirements.

2.14  Environmental Matters. To the best of its knowledge, the Seller possesses all permits and other Governmental Authorizations required under applicable environmental laws in respect of the Business, and is in material compliance with the terms and conditions thereof. The Seller has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Seller is not in compliance with any environmental law with respect to its operation of the Business.

2.15  Insurance. The Seller has in full force and effect insurance policies of the type and in an amount (subject to reasonable deductibles) sufficient to adequately cover the assets, business, equipment, properties and operations related to the Business.

2.16  Related Party Transactions. Except as set forth in Part 2.16 of the Disclosure Schedule, no Related Party has entered into, or has had any direct or indirect financial interest in, any Material Contract, transaction or business dealing involving the Seller in the conduct of the Business. For purposes of this Agreement, each of the following shall be deemed to be a "Related Party": (i) each officer or director of the Seller; and (ii) any trust or other Entity (other than the Seller) in which any one of the Persons referred to in clause "(i)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

2.17  Legal Proceedings; Orders.

(a)  Except as set forth in Part 2.17(a)(i) of the Disclosure Schedule, there is no pending legal proceeding, and, to the knowledge of the Seller, no Person has threatened in writing to commence any Legal Proceeding: (i) that specifically relates to the Business or the Transferred Assets; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with the Transactions.

(b)  There is no legal judgment or order to which the Seller, or any of the Transferred Assets, is subject. To the Knowledge of the Seller, no Transitioning Employee is subject to any order that prohibits such Transitioning Employee from engaging in or continuing any conduct, activity or practice relating to the Business.

2.18  Authority; Binding Nature of Agreement. The Seller has all requisite power and authority to enter into and to perform its obligations under each of the Transactional Agreements to which it is a party; and the execution, delivery and performance by the Seller of the Transactional Agreements to which it is a party have been duly authorized by all necessary corporate action on the part of the Seller. This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state Legal Requirements affecting the rights of creditors. Upon the execution of the Transactional Agreements at the Closing, they shall constitute the legal, valid and binding obligation of the Seller and will be enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state legal requirements affecting the rights of creditors.

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2.19  Non-Contravention; Consents. Except as set forth in Part 2.19 of the Disclosure Schedule, neither (i) the execution, delivery or performance of this Agreement or any Transactional Agreement, nor (ii) the consummation of the transactions contemplated hereunder or thereunder will directly or indirectly (with or without notice or lapse of time):

(a)  contravene, conflict with or result in a violation of (i) any of the provisions of the operating agreement or organizational charter of the Seller, or (ii) any resolution adopted by the members of the Seller;

(b)  contravene, conflict with or result in a violation of, or give any Governmental Authority or other Person the right to challenge the transactions contemplated hereunder or to exercise any remedy or obtain any relief under, any legal requirement or any order to which the Seller, or any of the assets owned or used by the Seller, is subject;

(c)  contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authority that is held by the Seller or that otherwise relates to the Business or to any of the assets owned or used by the Seller;

(d)  result in the imposition or creation of any Encumbrance upon or with respect to any Transferred Asset;

(e)  result in a breach of any contract or agreement to which Seller is a party or by which its assets may be bound, including without limitation, the Seller Contracts; or

(f)  require the Seller to make any filing with any Person in connection with the execution, delivery or performance of this Agreement or any of the other Transactions, or the consummation of the Transaction.

2.20  Financial Advisor. Except as set forth on Part 2.20 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Seller.

2.21  Sufficiency of Transferred Assets. The Transferred Assets will collectively constitute, as of the Closing, all of the properties, rights, interests and other tangible and intangible assets necessary and sufficient to enable the Purchaser to conduct the Business in the manner in which the Business is currently being conducted, provided that the Seller is making no representation or warranty hereby as to the adequacy of the working capital and/or cash available to fund the Business as it will operate following the Closing.

2.22 Marketing Contact and Lead Database Data. Part 1.1(g) of the Disclosure Schedules contains a true and complete listing of all marketing contact and lead database data primarily relating to the Business.

2.23 No Plans to Compete. As of the Closing Date, Seller has no plan or intention to offer any competing business to the Business.

3.   REPRESENTATIONS AND WARRANTIES OF THE PARENT.

The Parent represents and warrants to the Seller as follows:

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3.1  Organization and Standing; Certificate and Bylaws. The Parent is a corporation duly organized and validly existing under, and by virtue of, the laws of the State of Delaware and is in good standing under such laws. The Parent has all requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted. The Parent is presently qualified to do business as a foreign corporation in good standing in each jurisdiction where the failure to be so qualified or in good standing would have a material adverse effect on the Parent’s business as now conducted.

3.2  Corporate Power. The Parent will have at the Closing Date all requisite legal and corporate power and authority to issue the shares of the common stock of the Parent (the “Common Stock”) issuable upon conversion of the Stock Consideration, and to carry out and perform its obligations under the terms of this Agreement.

3.3  Capitalization. As of September 3, 2014, the authorized capital stock of the Parent consists of 45,000,000 shares of Common Stock. As of September 3, 2014, there will be (i) an aggregate of 6,719,433 shares of Common Stock outstanding. The Parent’s outstanding shares have been duly authorized and validly issued in compliance with applicable federal and state laws, and are fully paid and nonassessable.

3.4  Authorization. All corporate action on the part of the Parent and its directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement by the Parent, the authorization, sale, issuance and delivery of the Stock Consideration, the Common Stock issuable upon conversion of the Stock Consideration, and the performance of all of the Parent’s obligations under the Transactional Agreements has been taken or will be taken prior to the Closing. The Stock Consideration, when issued in compliance with the provisions of this Agreement, will be validly issued, will be fully paid and nonassessable; the Common Stock issuable upon conversion of the Stock Consideration has been duly and validly reserved and will be fully paid and nonassessable; and the Stock Consideration and the Common Stock issued upon conversion of the Stock Consideration will be free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the Seller; provided, however, that the Stock Consideration, and the Common Stock issuable upon conversion of the Stock Consideration, are subject to restrictions on transfer under state and/or federal securities laws as set forth herein and in the Amended Rights Agreement. Other than as set forth in the Amended Rights Agreement, the Stock Consideration and the Common Stock issuable upon conversion of the Stock Consideration are not subject to any preemptive rights or rights of first refusal.

3.5  Financial Statements. The Parent has delivered to the Seller its audited financial statements for the period ended December 31, 2013 and its unaudited financial statements for the three-month period ended June 30, 2014(the “Statement Date”). The foregoing financial statements are referred to as the “Financial Statements.” The Financial Statements, together with the notes thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except as disclosed therein, and present fairly the financial condition and position of the Parent as of the Statement Date; provided, however, that the unaudited financial statements are subject to normal recurring year-end audit adjustments (which are not expected to be material either individually or in the aggregate), and do not contain all footnotes required under generally accepted accounting principles.

3.6  No Changes. Since the Statement Date, there has not been:

(a)  Any change in the assets, liabilities, financial condition, or operations of the Parent, other than changes in the” ordinary course of business, none of which individually or in the aggregate has had or is reasonably expected to have a material adverse effect on such assets, liabilities, financial condition or operations of the Parent;

(b)  Any resignation or termination of any officer, key employee or group of employees of the Parent;

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(c)  Any waiver by the Parent of a valuable right or of a material debt owed to it;

(d)  Any material change, except in the ordinary course of business, in the contingent obligations of the Parent by way of guaranty, endorsement, indemnity, warranty or otherwise;

(e)  Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, business or financial condition of the Parent;

(f)  Other than disclosed in part 3.6(f) of the Disclosure Schedule, any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g)  Any change in any material agreement to which the Parent is a party or by which it is bound which materially and adversely affects the business, assets, liabilities, financial condition or operations of the Parent;

(h)  Other than licenses to the customers in the ordinary course of business, any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets; or

(i)  Any arrangement or commitment by the Parent to do any of the acts described in subsection (a) through (h) above.

3.7  No Undisclosed Liabilities. The Parent has not incurred any material liability or expense which individually or in the aggregate (i) has not been adequately reflected in the Financial Statements or (ii) has not arisen in the ordinary course of business consistent with past practices since June 30, 2014.

3.8  Title to Properties and Assets; Liens, etc. The Parent has good and marketable title to its properties and assets, and has good title to all its leasehold interests, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (i) the lien of current taxes not yet due and payable and (ii) possible minor liens and encumbrances which do not in any case materially detract from the value of the property subject thereto or materially impair the operations of the Parent, and which have not arisen otherwise than in the ordinary course of business. The Parent is in compliance with the material terms of each real property lease to which it is a party.

3.9  Compliance with Other Instruments, None Burdensome, etc. The Parent is not in violation of any term of its Bylaws or in any material respect of any term or provision of any material mortgage, indebtedness, indenture, contract, agreement, instrument, judgment or decree to which it is a party or by which it is bound, and to the Parent’s knowledge, the Parent is not in violation of any order, statute, rule or regulation applicable to the Parent. The execution, delivery and performance of and compliance with this Agreement and the issuance of the Stock Consideration and the Common Stock issuable upon conversion of the Stock Consideration, have not resulted and will not result in any violation of, or conflict with, or constitute a default under the Parent’s Bylaws, as amended to date, or any of its agreements, nor result in the creation of, any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Parent.

3.10  Litigation, etc. Other than listed in Item 3.10 of the Disclosure Schedules, there are no actions, suits, proceedings or investigations pending against the Parent or its properties or its officers or directors (nor, to the Parent’s knowledge, is there any threat thereof) before any court or governmental agency that would have a material adverse effect on the Parent or change the current equity ownership of the Parent.

3.11  Registration Rights. The Parent is not under any contractual obligation to register any of its presently outstanding securities or any of its securities which may hereafter be issued.

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3.12  Governmental Consent, etc. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Parent is required in connection with the valid execution and delivery of this Agreement or the offer, sale or issuance of the Stock Consideration, and the Common Stock issuable upon conversion of the Stock Consideration, or the consummation of any other transaction contemplated hereby or thereby, except (i) filing of the Certificate of Merger in the office of the Delaware Secretary of State and/or any other relevant State, and (ii) qualification (or taking such action as may be necessary to secure an exemption from qualification, if available) of the offer and sale of the Stock Consideration, and the Common Stock issuable upon conversion of the Stock Consideration, under applicable state Blue Sky laws, which filings and qualifications, if required, will be accomplished in a timely manner.

3.13  Offering. Subject to the accuracy of the Sellers’ representations in this Agreement, the offer, sale and issuance of the Stock Consideration to be issued in conformity with the terms of this Agreement, and the issuance of the Common Stock to be issued upon conversion of the Stock Consideration, do not constitute transactions exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the “Securities Act”) and will not have been registered or qualified under the registration, permit or qualification requirements of all applicable state securities laws.

  3.14  Tax Returns and Payments. The Parent has filed timely any tax returns (federal, state or local) required to be filed by it. The Parent has not been advised of any deficiency in assessment or proposed judgment to its federal, state or other taxes. The Parent has not been advised (a) that any of its returns, federal, state or other, have been or are being audited as of the date hereof, or (b) of any deficiency in assessment or proposed judgment to its federal, state or other taxes. The Parent has no knowledge of any liability of any tax to be imposed upon its properties or assets as of the date of this Agreement that is not adequately provided for. The Parent has withheld or collected from each payment made to each of its employees, the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected there from, and has paid the same to the proper tax receiving officers or authorized depositories.

3.15  Insurance. The Parent has general directors and officers, commercial, fire and casualty insurance policies with coverage customary for companies similarly situated to the Parent.

3.16  Minute Books. The minute books of the Parent do not omit any material actions, items or events occurring at any meeting of directors or stockholders since the time of incorporation.

3.17 Financial Advisor. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Parent or its affiliates.

3.18  Financing. As of the date of this Agreement, the Parent has sufficient financial resources so as to enable the Parent to satisfy all of its obligations under this Agreement without further recourse to outside financing.

4.   REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

The Purchaser represents and warrants to the Seller as follows:

4.1  Organization and Standing; Certificate and Bylaws. The Purchaser is a limited liability company duly organized and validly existing under, and by virtue of, the laws of the State of North Carolina and is in good standing under such laws. The Purchaser has all requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted. The Purchaser is presently qualified to do business as a foreign corporation in good standing in each jurisdiction where the failure to be so qualified or in good standing would have a material adverse effect on the Purchaser’s business as now conducted.

4.2  Corporate Power. The Purchaser will have at the Closing Date all requisite legal and corporate power and authority to carry out and perform its obligations under the terms of this Agreement.

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4.3  Authorization. All corporate action on the part of the Purchaser and its members necessary for the authorization, execution, delivery and performance of this Agreement by the Purchaser and the performance of all of the Purchaser’s obligations under the Transactional Agreements has been taken or will be taken prior to the Closing.

5.  COVENANTS REGARDING EMPLOYMENT MATTERS.

5.1  Employees.

(a)  For all periods prior to the Closing Date, in conjunction with the termination of the current Seller employees who are also Transitioning Employees and have agreed to be employees of the Purchaser upon the Closing, the Seller will pay each such current Seller Employee all wages, severance and any other payments due and owing, and provide each such current Seller Employee who has accrued but unused vacation pay with a payment that constitutes the value of such Seller Employee's accrued but unused vacation pay.

(b)  The covenants set forth in this Section 5 are for the sole benefit of the parties to this Agreement and are not intended to confer any rights on third parties. Such covenants do not amend, and shall not be deemed to amend, Purchaser's benefit plans or agreements.

6.  CLOSING DELIVERIES.

6.1 Closing Deliveries of the Purchaser. On or prior to the Closing Date, the Purchaser shall deliver to Seller each of the following documents:

(a)  Proof of Funds to Close. At least forty-eight (48) hours prior to Closing, Purchaser shall present to Seller written evidence that Purchaser has available sufficient financial resources on hand to close and to otherwise perform all of its obligations under this Agreement without the need to seek funding or other financial assistance or investment for any third party.

(b)  Bill of Sale. A Bill of Sale in a form reasonably acceptable to the Purchaser (the "Bill of Sale"), duly executed by the Purchaser and effective at the Closing.

(c) Requisite Board Approvals. Documentation evidencing the procurement of the approvals of Purchaser’s board of directors relating to this Agreement.

(d)   Good Standing Certificate. A certificate issued by the Secretary of State of Delaware dated no earlier than one (1) Business Day prior to the Closing Date attesting to the Parent’s good standing status.

(e) Stock Certificate. Stock certificates representing the Stock Consideration .

(f) Escrow Agreement. A fully executed Escrow Agreement in a form mutually agreeable to the Purchaser and Seller relating to the Escrowed Shares.

6.2  Closing Deliveries of the Seller. On or prior to the Closing Date, the Seller shall deliver to Purchaser each of the following documents:

(a)  Bill of Sale. The Bill of Sale, duly executed by the Seller and effective at the Closing.

(b)   Assignments. Recordable assignment agreements with respect to the Registered IP and such bills of sale, endorsements, assignments, business transfer agreements and other documents as may reasonably be necessary or appropriate to assign, convey, transfer and deliver to the Purchaser or an affiliate of the Purchaser good and valid title to such Transferred Assets free and clear of any Encumbrances.

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(c)   Requisite Board Approvals. Documentation evidencing the procurement of the approvals of Purchaser’s board of directors relating to this Agreement.

(d)  Good Standing Certificate. A certificate issued by the Secretary of State of North Carolina dated no earlier than one (1) Business Day prior to the Closing Date attesting to the Seller’s good standing status in each such state.

(e) Escrow Agreement. A fully executed Escrow Agreement in a form mutually agreeable to the Purchaser and Seller relating to the Escrowed Shares.

(f) Lease Assignment. A fully executed assignment of the Lease in a form mutually agreeable to the Purchaser, Seller and Landlord.

6.3 Transactional Documents. This Agreement, the Escrow Agreement, Bill of Sale and all required assignments as set forth in Section 6.2(b) shall constitute the Transactional Documents.

7.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

7.1  Survival.

(a)  All representations and warranties of the Seller (set forth in Section 2) and of the Purchaser (set forth in Section 3) shall expire on the one year anniversary of the Closing, provided that for any good-faith claim for indemnification for alleged breach of any such representation or warranty made prior to expiration of such period, such representation or warranty shall survive with respect to any such claim for indemnity made on a timely basis.

(b)  Claims for indemnification, compensation and reimbursement brought in accordance with and subject to this Article 7 shall be the sole and exclusive remedy of any Indemnitee (as hereinafter defined) for monetary damages from and after the Closing with respect to breaches of this Agreement by the Seller or the Purchaser. Without limiting the generality of the foregoing, nothing contained in this Agreement shall limit the rights of any Indemnitee to seek or obtain injunctive relief, rescission or any other equitable remedy to which such Indemnitee is otherwise entitled.

(c)  Notwithstanding anything to the contrary, the limitations set forth in this Section 7.1 shall not apply in the case of claims based upon fraud.

7.2  Indemnification by the Seller. From and after the Closing (but subject to Section 7.1), the Seller shall hold harmless and indemnify Purchaser and/or Parent from and against, and shall compensate and reimburse Purchaser and/or Parent from and against, and promptly pay to or reimburse Purchaser and/or Parent for any and all losses, damages and expenses (including, without limitation, reasonable attorneys' and other advisors' fees and expenses), suits, actions, claims, deficiencies, liabilities or obligations (collectively, the "Damages”) which are suffered or incurred by Purchaser and/or Parent or to which Purchaser and/or Parent may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are connected with:

(a)  any inaccuracy in or breach of any representation or warranty made by the Seller in this Agreement as of the date of this Agreement;

(b)  any breach of any covenant or obligation of the Seller set forth in this Agreement; or

(c)  any Liability of the Seller (including Liabilities pertaining to the Transferred Assets or the ownership and operation of the Business, in each case pertaining to the period prior to the Closing) to which Purchaser and/or Parent becomes subject, other than the Assumed Liabilities.

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(d) any Liability relating to the matter set forth on Part 7.2(d) of the Disclosure Schedule (the “Specified Claim Liability”), provided, that, notwithstanding anything to the contrary in the foregoing or elsewhere in this Agreement, the Seller's indemnification obligations with respect to the Specified Claim Liability shall survive any other scheduled termination of its warranties or indemnification obligations under this Agreement, provided, that except in the case of fraud, Seller's indemnification obligations with respect to the Specified Claim Liability, and except for breaches of Section 7.2(c), the exclusive method of compensating and reimbursing Purchaser and/or Parent for any such Damages shall be a reduction in the number of Escrowed Shares pursuant to the provisions of Section 7.4 (which Escrowed Shares shall then be returned to Purchaser).

7.3  Indemnification by the Purchaser. From and after the Closing (but subject to Section 7.1), the Purchaser shall hold harmless and indemnify Seller from and against, and shall compensate and reimburse Seller for, any Damages which are suffered or incurred by Seller or to which Seller may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are connected with:

(a)  any inaccuracy in or breach of any representation or warranty made by the Purchaser in this Agreement as of the date of this Agreement;

(b)  any breach of any covenant or obligation of the Purchaser set forth in this Agreement; or

(c)  any liability to which the Seller may become subject that arises from or relates to any of the Assumed Liabilities.

  7.4  Certain Limitations.

(a)  The Seller shall not be required to make any indemnification payment pursuant to Section 7.2 for any inaccuracy in or breach of any representation or warranty until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies or breaches of any representations or warranties) that have been suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $10,000 in the aggregate. If the total amount of such Damages exceeds $10,000 in the aggregate, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the total amount of all Damages.

(b)  The total amount of Damages which the Seller may be entitled to be indemnified against (i) pursuant to Section 7.3(a) shall be limited to $25,000, and (ii) pursuant to Section 7.3(b) and 7.3(c), collectively, shall be limited to $50,000.

(c) None of the limitations set forth herein Section 7.4 shall apply in the case of fraud, or with respect to the Seller's indemnification obligations with respect to any Specified Claim Liability pursuant to Section 7.2(d).

(d) Notwithstanding any provision or other remedy permitted by or in this Agreement, Seller acknowledges and agrees it may forfeit its Escrowed Shares and Net Profits in an amount equal to any Damages suffered by Purchaser pursuant to this Section 7.4.

7.5  Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or legal proceeding (whether against the Purchaser, Parent or any other Person) (hereinafter an "Indemnitee") with respect to which the Seller, Purchaser or Parent (hereinafter an "Indemnitor") may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 7, the Indemnitor shall have the right, at its election, to proceed with the defense of such claim or legal proceeding on its own by appointing legal counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense (it being understood that an Indemnitee shall be entitled to withhold consent if the Indemnitor's counsel is subject to a conflict of interest); provided, that:

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(a)  the Indemnitor acknowledges and agrees in writing that the Seller Claim is an indemnifiable claim for which the Indemnitor has an indemnification obligation pursuant to this Agreement; and

(b)  if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee (which shall not be unreasonably withheld, delayed or conditioned) before entering into any settlement of a claim or ceasing to defend such claim if such settlement imposes any obligation on Indemnitee or otherwise would restrict the activities of the Indemnitee, or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claims.

The Indemnitee shall give the Indemnitor prompt notice in writing of the commencement of any such legal proceeding against the Indemnitee to which this Agreement would be applicable; provided, however, that any failure on the part of the Indemnitee to so notify the Indemnitor shall not limit any of the obligations of the Indemnitee under the Agreement (except to the extent such failure materially prejudices the defense of such legal proceeding). If the Indemnitor does not elect to proceed with the defense of any such claim or Legal Proceeding or does not do so in accordance with the terms of this Section 7.5, the Indemnitee may proceed with the defense of such claim or legal proceeding with counsel selected by Indemnitee, all reasonable expenses relating to the defense of such claim or legal proceeding shall be borne and paid exclusively by the Indemnitor, and the Indemnitor shall reasonably cooperate with the Indemnitee, as applicable, by providing copies of records and information that are reasonably relevant to such legal proceeding; provided, however, that if the Indemnitee has acknowledged its liability to provide indemnity, but has not exercised its right to control the defense, the Indemnitee shall obtain the prior written consent of the Indemnitor (which shall not be unreasonably withheld, delayed or conditioned) before entering into any settlement of a claim or ceasing to defend such claim if such settlement imposes any obligation on the Indemnitor or otherwise would restrict the activities of the Indemnitor, or if such settlement does not expressly and unconditionally release the Indemnitor from all liabilities and obligations with respect to such claims.

7.6  Indemnification Claims.

(a)  If any Indemnitee has incurred or suffered or claims to have incurred or suffered, or believes that it may incur or suffer, Damages for which it is or may be entitled to be held harmless, indemnified, compensated or reimbursed under this Article 7, such Indemnitee may deliver a notice to the Indemnitor (any such notice being referred to as a "Notice of Indemnification Claim," and the claim for indemnification, compensation and reimbursement described in such Notice of Indemnification Claim being referred to as an "Indemnification Claim"), which shall (i) state that such Indemnitee believes that that there is or has been a possible inaccuracy in or breach of a representation, warranty, covenant or obligation contained in this Agreement or that such Indemnitee is otherwise entitled to be held harmless, indemnified, compensated or reimbursed under this Article 7, (ii) contain a brief description of the circumstances supporting such Indemnitee's belief that there is or has been such a possible inaccuracy or breach or that such Indemnitee may otherwise be entitled to be held harmless, indemnified, compensated or reimbursed, and (iii) contain a good faith, non-binding, preliminary estimate of the aggregate dollar amount of actual and potential Damages that have arisen and may arise as a result of the inaccuracy, breach or other matter referred to in such notice (the aggregate amount of such estimate, as it may be modified by such Indemnitee in good faith from time to time, being referred to as the "Claimed Amount").

(b)  In the event that the Indemnitee has delivered a Notice of Indemnification Claim to the Indemnitor, the Indemnitor shall have ten (10) days to deliver a written objection to the Claimed Amount set forth in the Notice of Indemnification Claim. If the Indemnitor timely delivers such a written objection to the Indemnitee, the Indemnitee and the Indemnitor shall use commercially reasonable efforts to resolve any such objections, but if a final resolution is not obtained within thirty (30) days after the Indemnitor has submitted its objections, the Indemnitee and the Indemnitor shall submit the matter to non-binding mediation pursuant to Section 9.6 hereto. If the Indemnitor does not deliver a written objection within such time period, the Indemnitee shall be entitled at such time to any amounts due and payable pursuant to such Claimed Amount in accordance with this Article 7.

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8.  CERTAIN POST-CLOSING COVENANTS.

8.1  Further Actions. From and after the Closing Date, notwithstanding any other provisions as set forth herein, Seller shall cooperate with the Purchaser and the Purchaser's affiliates and representatives, and shall execute and deliver such documents and take such other actions as the Purchaser may reasonably request, for the purpose of evidencing the Transactions and putting the Purchaser in possession and control of all of the Transferred Assets. In addition, upon Purchaser's reasonable request, Seller shall deliver to Purchaser such assets that were not included in and that do not otherwise constitute Transferred Assets but that are otherwise necessary for the Business to be conducted in the manner in which it is currently being conducted as of the Closing Date.

8.2  Publicity. The parties may issue a joint press release announcing the Transaction. Thereafter, any press release concerning the Transaction issued by either party must be substantially consistent in all material respects with the joint press release described above. All other communications concerning the Transaction must not be inconsistent with the joint press release.

8.3  Tax Cooperation.

(a)  The Purchaser, Parent and the Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Transferred Assets (including access to books and records) as is reasonably necessary for the filing of all tax returns, and making of any election related to taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or legal proceeding relating to any tax return.

8.4  Assignment of Reseller, Consultant and Business Partner Agreements. Seller agrees to cooperate with Purchaser and Parent during the sixty (60) day period after the Closing Date to either (i) provide an effective assignment of all reseller, consultant or other business partner agreements previously disclosed to Purchaser and Parent and included in Part 1.1(d) of the Disclosure Schedule, or (ii) terminate such agreements, all as specified by, and to the reasonable satisfaction of Purchaser.

9.  MISCELLANEOUS PROVISIONS.

9.1  Fees and Expenses.

(a)  The Seller shall bear and pay all fees, costs and expenses that have been incurred or that are in the future incurred by, on behalf of or for the benefit of, the Seller in connection with: (i) the negotiation, preparation and review of this Agreement, any other transactional agreements and all bills of sale, assignments, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactional Agreements; and (ii) the consummation and performance by the Seller of the transactions related hereto and thereto.

(b)  The Purchaser and Parent shall bear and pay all fees, costs and expenses that have been incurred or that are in the future incurred by, or on behalf or for the benefit of, the Purchaser in connection with: (i) the negotiation, preparation and review of this Agreement, any other Transactional Agreements and all bills of sale, assignments, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactional Agreements and (ii) the consummation and performance by the Purchaser of the Transactional Agreements.

9.2  Attorneys' Fees. If any legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

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9.3  Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) when delivered by hand; (b) on the day sent by facsimile provided that the sender has received confirmation of transmission as of or prior to 5:00 p.m. Eastern Standard time on such day; (c) the first business day after sent by facsimile (to the extent that the sender has received confirmation of transmission after 5:00 p.m. Eastern Standard time on the day sent by facsimile); or (d) the third business day after sent by registered mail or by courier or express delivery service, in any case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

If to the Purchaser or Parent:

Chanticleer Holdings

ATTN: Mike Pruitt

11220 Elm Lane, Suite 203

Charlotte, North Carolina 28277

with a copy to:

Ruskin Moscou Faltischek, P.C.

1425 RXR Plaza, East Tower,15th Floor

Uniondale, New York 11556

Attn: Seth I. Rubin, Esq.

If to the Seller:

The Burger Company

2072 Kings Manor Drive

Matthews, NC 28104-6738

with a copy to:

R. David Joseph, Esquire

PO Box 2080

Greensboro, NC 27402-2080

9.4  Headings. The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

9.5  Counterparts and Exchanges by Electronic Transmission or Fax. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission or fax shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.6  Governing Law; Non-Binding Mediation; Venue.

(a)  This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of North Carolina (without giving effect to principles of conflicts of laws).

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(b)  Except as otherwise provided in this Agreement, all disputes arising under this Agreement or any other document referenced in this Agreement shall be settled by non-binding mediation; provided, however, that this Section 9.6 shall not preclude any party from seeking injunctive relief in a court of competent jurisdiction. Non-binding mediation shall be held in Charlotte, North Carolina under the auspices of the American Arbitration Association (the "AAA") pursuant to the Mediation Procedures of the AAA, and shall be by one mediator, independent of the parties to this Agreement, selected from a list provided by the AAA in accordance with such Commercial Arbitration Rules. The mediator shall make his or her decision in writing at the earliest convenient date. The decision of the mediator shall be non-binding on the parties to this Agreement. The mediator may chose to award fees and expenses of the mediation.

(c)  Each party hereto irrevocably and unconditionally: (a) agrees that any action arising out of this Agreement not otherwise resolved through use of the mediation procedures set forth in Section 9.6(b) may be brought in any court of general jurisdiction in the County of Mecklenburg, North Carolina; (b) in such event, consents to the jurisdiction or any such court in any such action; and (c) in such event, waives any objection which such party may have to the laying of venue of any such action in any such court.

9.7  Successors and Assigns; Parties in Interest.

(a)  This Agreement shall be binding upon: the Seller and its successors and assigns (if any); and the Purchaser and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Seller; the Purchaser; the other Indemnitees; and the respective successors and assigns (if any) of the foregoing.

(b)  After the Closing Date, the Purchaser may freely assign any or all of its rights under this Agreement(including its indemnification rights under Section 7), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person; provided, however, that the Purchaser shall remain liable for all of its obligations under this Agreement.

(c)  The Seller shall not be permitted to assign any of its rights or delegate any of its obligations under this Agreement without the Purchaser's prior written consent.

(d)  None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties to this Agreement and their respective successors and assigns (if any). Without limiting the generality of the foregoing: (i) no employee of the Seller shall have any rights under any Transactional Agreement; and (ii) no creditor of the Seller shall have any rights under any Transactional Agreement.

9.8  Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). Each party agrees that: (a) in the event of any breach or threatened breach by any other party of any covenant, obligation or other provision set forth in this Agreement, such party shall be entitled (in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) no Person shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related legal proceeding.

9.9  Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

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9.10  Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Purchaser and the Seller.

9.11  Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

8.12  Entire Agreement. The Transactional Agreements set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

9.13  Construction.

(a)  For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)  The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)  As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

(d)  Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

PARENT:

CHANTICLEER HOLDINGS, INC., a
Delaware Corporation

By:	/s/ Michael D. Pruitt
Name: Michael D. Pruitt
Title: Chief Executive Officer

PURCHASER:

AMERICAN BURGER MOREHEAD, LLC, a North Carolina Limited Liability Company

By: American Roadside Burger, Inc., its Managing Member

By:	/s/ Michael D. Pruitt
Name: Michael D. Pruitt
Title: Chief Executive Officer

SELLER:

THE BURGER COMPANY, LLC, a North Carolina Limited Liability Company

By:	/s/ David Smith
Name: David Smith
Title: Managing Member

By:	/s/ Randy Smith
Name: Randy Smith
Title: Managing Member

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